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                                                                    Exhibit 12.1

                            EarthWatch Incorporated
                  Computation of Ratio of Earnings to Fixed Charges
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                                                        Nine Months from
                                                        March 31, 1995 to                    Year Ended December 31,
                                               Account  December 31, 1995         1996          1997          1998          1999
                                                        -----------------     ------------------------------------------------------
Pre-tax Income (Loss)                                      (3,909,208)        (23,706,344)  (50,730,985)  (12,919,555)  (20,318,766)

Fixed Charges:
Interest Expense                                80500          25,595              63,230     5,133,285     6,626,512     1,105,891
Capitalized Interest                            80590               -             145,001     5,670,000     6,056,000    11,340,000
Amortization of Debt Issuance                   80510               -                   -       343,420       444,497       467,366
Other                                    80511, 80512               -                   -             -             -       198,241
Accretion of discount on unit notes             80515               -                   -       243,773       315,522    15,624,386

Rent
   buildings (1/3)                              98100          84,884             251,620       312,050       241,635       296,102
   equipment (1/3)                              93630          20,167              60,554        97,888        99,431        88,821
                                                           ----------         -----------   -----------   -----------   -----------
Total Fixed Charges                                           130,646             520,405    11,800,416    13,783,598    29,120,807
                                                           ----------         -----------   -----------   -----------   -----------
Pre-tax Income (Loss)                                      (3,778,562)        (23,330,940)  (44,600,569)   (5,191,957)   (2,736,200)

Ratio of earnings to fixed charges                             (28.92)             (44.83)        (3.78)        (0.38)        (0.09)
                                                           ==========         ===========   ===========   ===========   ===========
Additional earnings needed to achieve a
   coverage ratio of 1:1                                   (3,909,208)        (23,851,345)  (56,400,985)  (18,975,555)  (31,857,007)


                                                                                                     Period from
                                                            Nine Months Ended                     March 31, 1995 to
                                                 September 30, 1999     September 30, 2000        September 30, 2000
                                                 -----------------------------------------        ------------------

Pre-tax Income (Loss)                                (15,635,279)           (20,660,013)               (132,244,871)

Fixed Charges:
Interest Expense                                       1,100,883                  2,772                  12,957,285
Capitalized Interest                                   7,148,896             16,922,035                  40,133,036
Amortization of Debt Issuance                            477,143                541,596                   1,796,879
Other                                                          -                317,999                     516,240
Accretion of discount on unit notes                    8,496,514             21,324,918                  37,508,599

Rent
   buildings (1/3)                                       207,694                309,121                   1,495,412
   equipment (1/3)                                        75,217                 35,537                     402,397
                                                     -----------            -----------                ------------
Total Fixed Charges                                   17,506,347             39,453,976                  94,809,848
                                                     -----------            -----------                ------------
Pre-tax Income (Loss)                                 (5,277,827)             1,553,930                 (78,084,298)

Ratio of earnings to fixed charges                         (0.30)                  0.04                       (0.82)
                                                     ===========            ===========                ============


Additional earnings needed to achieve a              (22,784,175)           (37,900,046)               (172,894,147)
   coverage ratio of 1:1

                                          Confidential and Proprietary

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